February 28, 2022

Commonwealth International Series Trust

791 Town & Country Blvd.

St. 250

Houston TX 77024-3925

RE: Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”) and Securities Act of 1933, as amended (the “Securities Act”) (File Nos. 033-06867 and 811-04665)

Ladies and Gentlemen:

We have acted as counsel to the Commonwealth International Series Trust, a Massachusetts business trust (the “Trust”), in connection with the Registration Statement of the Trust filed on Form N-1A under the 1940 Act and the Securities Act (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This opinion is being delivered to you in connection with the Trust’s filing of the Post-Effective Amendment No. 79 (the “Amendment”) to the Registration Statement, which relates to the registration of the Trust’s shares of beneficial interest of the Commonwealth Japan Fund, Commonwealth Australia/New Zealand Fund, Commonwealth Global Fund, Commonwealth Real Estate Securities Fund and the Africa Fund (each a “Fund” and collectively, the “Funds”). The Amendment will be filed with the Commission pursuant to Rule 485(b) under the Securities Act. We understand that our opinion will be included as an exhibit in the filing of the Amendment.

In reaching the opinion set forth herein, we have examined copies of the Trust's Declaration of Trust, as amended and restated, and the By-Laws, and amendments thereto, (the “Organizational Documents”), applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Funds, each of which is to be included in the filing of the Amendment, substantially in the form in which they are to be filed (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon certificates, representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for issuance of shares for each Fund from time to time at the net asset value thereof. In reaching the opinion set forth herein, we have assumed that upon sale of the shares, the Trust will receive consideration that is consistent with the terms and conditions set forth in the Prospectus.

We have also assumed, without independent investigation or inquiry, that:

JOHN H. LIVELY ● MANAGING PARTNER

11300 Tomahawk Creek Pkwy ● Ste. 310 ● Leawood, KS 66211 ● p: 913.660.0778 ● c: 913.523.6112

Practus, LLP ● John.Lively@Practus.com ● Practus.com

Commonwealth International Series Trust

February 28, 2022

(a)                all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)                all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                   The shares to be offered for sale pursuant to the Prospectus have been duly and validly authorized by all necessary actions on the part of the Trust.

2.                   The shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Organizational Documents, and the Registration Statement, (including the Amendment) will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Massachusetts General Law relating to business trusts.

The Organizational Documents also provide no shareholder shall be subject to any personal liability whatsoever to any person in connection with Trust property or the acts, obligations or affairs of the Trust. The Organizational Documents provide that if any shareholder, Trustee, officer, employee, or agent, as such, of the Trust is made a party to any suit or proceeding to enforce any such liability of the Trust, he shall not, on account thereof, be held to any personal liability. The Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities, to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

We consent to the filing of this opinion as an exhibit in the filing of the Amendment and to the use of our name and to the reference to our firm under the caption “Other Information - Legal Counsel” in the Statement of Additional Information for the Funds, which will be included in the Amendment.

/s/ John H. Lively

On behalf of Practus, LLP